CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Lehman Brothers Income Funds, and to the incorporation by reference of our report dated December 8, 2006 for the Lehman Brothers Core Bond Fund, a series of Lehman Brothers Income Funds included in the October 31, 2006 Annual Reports to Shareholders of Lehman Brothers Income Funds.





                                                    /s/ TAIT, WELLER & BAKER LLP

PHILADELPHIA, PENNSYLVANIA
DECEMBER 17, 2007